Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Stock Plan, as amended, of Chelsea Therapeutics International, Ltd. of our reports dated March 3, 2009, with respect to the consolidated financial statements of Chelsea Therapeutics International, Ltd. and Subsidiary included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Chelsea Therapeutics International, Ltd. and Subsidiary filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

June 24, 2009